UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2012

Federal National Mortgage Association

(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-50231	52-0883107
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3900 Wisconsin Avenue, NW Washington, DC		20016
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 202-752-7000

(Former Name or Former Address, if Changed Since Last Report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Third Amendment to Senior Preferred Stock Purchase Agreement with Treasury

Fannie Mae (formally known as the Federal National Mortgage Association), through the Federal Housing Finance Agency (“FHFA”), in its capacity as conservator, and the United States Department of the Treasury (“Treasury”) previously entered into an amended and restated senior preferred stock purchase agreement. We describe the terms of this agreement and the related senior preferred stock in our Form 10-K for the year ended December 31, 2011 (the “2011 Form 10-K”), under the heading “Business—Conservatorship and Treasury Agreements—Treasury Agreements.”

On August 17, 2012, Treasury and Fannie Mae, through FHFA acting on Fannie Mae’s behalf in its capacity as conservator, entered into a third amendment to the amended and restated senior preferred stock purchase agreement. The amendment revised the terms of the agreement and the related senior preferred stock in the following ways:

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Dividends. Beginning in 2013, the method for calculating the amount of dividends Fannie Mae is required to pay Treasury on the senior preferred stock will change. The method for calculating the amount of dividends payable on the senior preferred stock in effect prior to this amendment, which will remain in effect through December 31, 2012, is to apply an annual dividend rate of 10% to the aggregate liquidation preference of the senior preferred stock. Effective January 1, 2013, the amount of dividends payable on the senior preferred stock for a dividend period will be determined instead based on our net worth as of the end of the immediately preceding fiscal quarter. For each dividend period from January 1, 2013 through and including December 31, 2017, the dividend amount will be the amount, if any, by which our net worth as of the end of the immediately preceding fiscal quarter exceeds an applicable capital reserve amount. The applicable capital reserve amount will be $3 billion for 2013 and will be reduced by $600 million each year until it reaches zero on January 1, 2018. For each dividend period thereafter, the dividend amount will be the amount of our net worth, if any, as of the end of the immediately preceding fiscal quarter.

Our net worth as defined by the agreement is the amount, if any, by which our total assets (excluding Treasury’s funding commitment and any unfunded amounts related to the commitment) exceed our total liabilities (excluding any obligation in respect of capital stock), in each case as reflected on our balance sheet prepared in accordance with generally accepted accounting principles. If we do not have a positive net worth or if our net worth does not exceed the applicable capital reserve amount as of the end of a fiscal quarter, then no dividend amount will accrue or be payable for the applicable dividend period.

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Periodic Commitment Fee. Effective January 1, 2013, the periodic commitment fee provided for under the agreement is suspended, as long as the changes to the dividend payment provisions referenced above remain in effect.

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Transfer of Assets Covenant. The transfer of assets covenant contained in Section 5.4 of the agreement was amended to allow the company to dispose of assets and properties at fair market value, in one transaction or a series of related transactions, without requiring the prior written consent of Treasury, if such assets have a fair market value individually or in the aggregate of less than $250 million, regardless of whether or not the transaction is in the ordinary course of business.

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Mortgage Assets Covenant. The mortgage assets covenant contained in Section 5.7 of the agreement was amended to: (1) reduce the maximum allowable amount of mortgage assets we may own as of December 31, 2012 from $656.1 billion to $650 billion; and (2) require that, on December 31 of each year following December 31, 2012, we reduce our mortgage assets to 85% of the maximum allowable amount that we were permitted to own as of December 31 of the immediately preceding calendar year (rather than 90% as previously provided by the agreement), until the amount of our mortgage assets reaches $250 billion.

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Annual Risk Management Plan Covenant. A new covenant was added requiring that we provide an annual risk management plan to Treasury not later than December 15 of each year we remain in conservatorship, beginning not later than December 15, 2012. Each annual risk management plan is required to set out our strategy for reducing our risk profile and to describe the actions we will take to reduce the financial and operational risk associated with each of our business segments. Each plan delivered after December 15, 2012 must include an assessment of our performance against the planned actions described in the prior year’s plan.

In addition to the above-described amendments, the amendment also requires that Fannie Mae amend or replace the existing Certificate of Designation for the senior preferred stock to reflect the revised dividend payment provisions described above by no later than September 30, 2012.

A copy of the Third Amendment to the Amended and Restated Senior Preferred Stock Purchase Agreement is filed as Exhibit 4.1 to this report and incorporated herein by reference. The description of the agreement herein is qualified in its entirety by reference to the full text of the amendment filed as Exhibit 4.1 to this report.

Material Relationships with Treasury

Treasury beneficially owns more than 5% of the outstanding shares of our common stock by virtue of the warrant we issued to Treasury on September 7, 2008. Discussions of Treasury’s beneficial ownership of our common stock and our transactions with Treasury are contained in the 2011 Form 10-K under “Certain Relationships and Related Transactions, and Director Independence—Transactions with Related Persons—Transactions with Treasury” and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) The exhibit index filed herewith is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL NATIONAL MORTGAGE ASSOCIATION

By	/s/ Judith C. Dunn
Judith C. Dunn
Senior Vice President, Interim General Counsel and Corporate Secretary

Date: August 17, 2012

EXHIBIT INDEX

Exhibit No.	Description

4.1	Third Amendment to Amended and Restated Senior Preferred Stock Purchase Agreement, dated as of August 17, 2012, between the United States Department of the Treasury and the Federal National Mortgage Association, acting through the Federal Housing Finance Agency as its duly appointed conservator

5